LEHMAN BROTHERS INCOME FUNDS
                              MANAGEMENT AGREEMENT

                                   SCHEDULE A

                     SERIES OF LEHMAN BROTHERS INCOME FUNDS



Neuberger Berman California Tax-Free Money Fund

Neuberger Berman Core Bond Fund

Neuberger Berman Core Plus Bond Fund

Neuberger Berman Government Money Fund

Neuberger Berman New York Municipal Money Fund

Neuberger Berman Tax-Free Money Fund




Date:  October 6, 2008


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                          LEHMAN BROTHERS INCOME FUNDS
                              MANAGEMENT AGREEMENT

                                   SCHEDULE B

                              RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER BERMAN CALIFORNIA TAX-FREE MONEY FUND
NEUBERGER BERMAN CORE BOND FUND
NEUBERGER BERMAN CORE PLUS BOND FUND
NEUBERGER BERMAN NEW YORK MUNICIPAL MONEY FUND
NEUBERGER BERMAN TAX-FREE MONEY FUND

0.250% of the first $500 million of average daily net assets 0.225% of the next $500 million of average daily net assets 0.200% of the next $500 million of average daily net assets 0.175% of the next $500 million of average daily net assets 0.150% of average daily net assets in excess of $2 billion


NEUBERGER BERMAN GOVERNMENT MONEY FUND

0.08% of average daily net assets


Date: October 6, 2008